Exhibit 10.4

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY "[*]". A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DEVELOPMENT AND SUPPLY AGREEMENT

THIS DEVELOPMENT AND SUPPLY AGREEMENT (this "Agreement") is made as of this 25th day of March, 2009 (the "Effective Date") by and between NPS Pharmaceuticals, Inc., having a principal place of business at 550 Hills Drive, 3rd Floor, Bedminster, NJ 07921 ("Company") and Hospira Worldwide, Inc., having a principal place of business at 275 North Field Drive, Lake Forest, Illinois, 60045, (U.S.A.) ("Hospira").

WITNESSETH:

WHEREAS, Company owns rights to the compound teduglutide, a dipeptidyl peptidase IV resistant glucagon-like peptide 2 analogue drug, and wishes to develop and market teduglutide in a standard flip top vial-insert delivery system;

WHEREAS, Company and Hospira desire that Hospira assist Company in the development and commercialization of Product (as hereinafter defined), which Company plans to market under the tradename GATTEX; and

WHEREAS, after Company has received an approved new drug application from the U.S. Food and Drug Administration (the "FDA") and/or corresponding new drug approvals in selected international markets from appropriate Regulatory Authorities (as hereinafter defined), the parties desire that Hospira manufacture and sell to Company a portion of its requirements of Product for the Territory (as hereinafter defined) for clinical use and/or commercial sale.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, Company and Hospira agree as follows:

Article 1.   DEFINITIONS

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1   "Active Pharmaceutical Ingredient" or "API" shall mean the active pharmaceutical ingredient of the Drug (as hereinafter defined) in bulk form that Company shall deliver to Hospira for incorporation into Product and meeting the applicable Active Pharmaceutical Ingredient Specifications (as hereinafter defined).

1.2   "Active Pharmaceutical Ingredient Specifications" shall mean the detailed description and parameters of the API set forth on Exhibit 1.2, which specifications may be amended from time to time by Company, subject to Hospira's written consent, such consent not to be unreasonably withheld. [*]

1.3   "Affiliate" shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock of the other corporation, or (a) in the absence of the ownership of in excess of fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.4   "cGMP" shall mean the current good manufacturing practices as set forth in 21 C.F.R. Part 210 and Part 211, as applicable, [*].

1.5   "Confidential Information" shall mean all information disclosed hereunder, whether in writing or orally, which is identified as being confidential or which would be apparent to a reasonable person familiar with the pharmaceutical industry to be information of a confidential or proprietary nature, except any portion thereof which the recipient can establish:

  was known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;

  is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

  is or becomes patented, published or otherwise part of the public domain through no fault of the recipient; or

  is developed by or for the recipient independently of Confidential Information disclosed hereunder as evidenced by the recipient's written records or other competent evidence.

1.6   "Contract Year" shall mean a period of twelve (12) consecutive months which, for the first Contract Year of this Agreement, shall commence on the first day of the month after the month of Company's first bona fide sale of Product to a non-Affiliate customer after Product has received an approved New Drug Application from the FDA or a corresponding government marketing approval in an international market from an appropriate Regulatory Authority, and each Contract Year thereafter shall consist of twelve (12) consecutive months following the end of the preceding Contract Year.

1.7   "Drug" shall mean the human pharmaceutical teduglutide.

1.8   "Field" shall mean [*]

1.9   "[*] Site" shall mean Hospira's manufacturing plant located at [*]

1.10   "Product" shall mean the Drug in final dosage form, packaged in standard flip top vials, meeting the Product Specifications.

1.11   "Product Specifications" shall mean those product, labeling and performance specifications for Product filed with the FDA or other appropriate Regulatory Authorities, including Product formula, labeling, and materials required for the manufacture of the Product that is to be purchased and supplied under this Agreement, as such are set forth on Exhibit 1.9, which specifications may be amended from time to time by the written agreement of the parties.

1.12   "Product Supply Commitment" shall have the meaning provided in Section 6.1.

1.13   "Regulatory Authority" shall mean any federal, state or local or international regulatory agency, department, bureau or other governmental entity including but not limited to the FDA which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport or sale of Product in a regulatory jurisdiction.

1.14   "Specially Regulated Waste" shall mean any hazardous waste, toxic waste, medical waste, nuclear waste, mixed waste, or other waste materials or by-products, including waste water, which may be subject to or require special handling, treatment, storage, or disposal under any federal, state or local laws or regulations intended to address such types of waste materials that arise from the manufacture of Product.

1.15   "Third Party" shall mean a party other than Hospira or the Company and their respective Affiliates.

1.16   "Territory" shall mean [*]

1.17   "Waste" shall mean all rejects, improper goods, garbage, refuse, remainder, residue, waste water or other discarded material, including solid, liquid, semisolid, or contained gaseous material that arises from the manufacture of Product, including but not limited to, rejected, excess or unsuitable materials, API and Products. The term Waste shall not include any Specially Regulated Waste.

Article 2.   PRODUCT DEVELOPMENT PROJECT

2.1   General. Promptly following the Effective Date, the parties shall undertake a product development project (the "Project") consisting of the development activities set forth in Exhibit 2.1. The objective of the Project shall be for Hospira to assist in the development of the Product and to assist Company in obtaining an approved New Drug Application (and foreign equivalents) covering the Product. Hospira then shall manufacture and deliver Product to Company for sale by Company as a human pharmaceutical product, as herein provided.

2.2   Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts to successfully complete the Project. However, the parties agree and understand that neither party hereto guarantees that the Project will be successful, nor warrants or guarantees that a marketable product will result from the Project.

Article 3.   PAYMENT FOR HOSPIRA'S DEVELOPMENT EFFORTS

3.1 Development Fee. To reimburse Hospira for its participation in the Project, Company shall pay to Hospira a development fee of [*] (the "Development Fee"). The Development Fee shall be paid to Hospira in accordance with the payment schedule set forth in Exhibit 2.1. Absent an approved change in project scope pursuant to Section 3.2 (including any change resulting from the invalidity of any assumption set forth in (i) - (xi) below), Company's maximum financial obligation for development activities hereunder shall be in the amount of the Development Fee. It is understood that, in connection with the development activities hereunder the following assumptions apply. In the event any such assumption is or becomes invalid, Hospira shall notify Company of the impact of such change in the assumption(s) and resulting changes to the Development Fee [*]. The parties shall meet to discuss the impact of the change in such assumptions and negotiate in good faith on appropriate changes to the Development Fee [*]. Hospira shall have no obligation to proceed with the development activities until any appropriate changes to the Development Fee [*] have been agreed upon by the parties in writing.

    Hospira will perform an ID test on the incoming, pre-formulated bulk and no other testing.

    NPS and Hospira will determine the scope of all necessary equipment required for the product upon project initiation.

    Dedicated equipment costs (capital and expense) are to be the responsibility of Company and are not included in the Development Fee. Company shall hold title to the equipment upon receipt of equipment by Hospira at the [*] Site.

    Hospira procedures shall be used for equipment cleaning and validation thereof.

    No additional container closure validation will be required.

    [*]

    No additional vial and stopper sterilization validation is required.

    Company shall provide a filter compatibility report to Hospira.

    Identification analytical methods are fully developed and qualified by Hospira prior to transfer to the [*] Site. Company to be responsible for all remaining chemistry release tests.

    Company is responsible for any shipping/transportation validation and shall provide Hospira a copy of reports prior to the scheduled pre-approval inspection.

    [*]

    Development Fee assumes support of regulatory filings in the Territory. If requested by Company, Hospira shall provide quotes to Company for regulatory support of submissions in [*] outside the Territory.

3.2   Changes in Project Scope. If changes occur in the Project or Product Specifications or any of the assumptions set forth in (i) - (xii) above become invalid, which results in either additional work or repeat work, or if technical difficulties outside of Hospira's control require that Hospira perform either additional work or repeat work, and such additional work or repeat work is not required due to Hospira's fault or negligence, Hospira shall provide Company with cost estimates for such work prior to undertaking such work. If Company approves such costs in writing, Hospira shall perform such work and Company shall pay Hospira's costs for such work within thirty (30) days after receipt of Hospira's invoice for such work. Reimbursement for such additional work or repeat work shall be [*].

3.3 Development Supplies. After Company selects its final Product formulation, concentration and fill volume and the parties mutually agree to the final Product Specifications, Hospira may provide to Company development supplies at the prices set forth on Exhibit 5.8. Company shall issue a purchase order for any such development supplies [*] before the requested delivery date. Company and Hospira shall jointly develop and mutually agree upon the formulation, concentration, fill volume and the components for each lot of development supplies.

Article 4.   COMPANY'S REGULATORY SUBMISSIONS

4.1   Hospira's Right to Review. Company shall be the sole owner of any regulatory submission filed pursuant to this Agreement. Hospira shall have the right to review and consult with Company on those portions of Company's proposed regulatory submissions relating to Hospira's packaging or manufacturing procedures before the submissions are filed with appropriate Regulatory Authorities. Hospira shall complete its review of the submissions [*] after receipt of a proposed regulatory submission. [*]. Hospira shall consult with and advise Company in responding to questions from Regulatory Authorities regarding Company's submission(s) for Product. It is anticipated that Hospira's review and consultation activities under this Section will not ordinarily exceed [*]. In the event that such activities do exceed [*] for reasons not due to Hospira's fault or negligence, Hospira shall provide Company with cost estimates for any required additional review and consultation activities. If Company approves such costs in writing, Company shall reimburse Hospira for such additional review and consultation activities under this Section at the rate of [*]. Company shall provide to Hospira for its files a final copy of the drug product CMC section of any such regulatory submission(s).

4.2   Supplemental International Regulatory Filings. Hospira shall quote a price for supplemental international regulatory, packaging and development work to support international filings in [*] and on a country-by-country basis. In addition, if inspections are requested or required for any supplemental foreign filings, Hospira shall provide Company with cost estimates for such inspections. If Company approves such costs in writing, Company shall reimburse Hospira for such inspections under this Section at the rate of [*].

4.3   Access to Drug Master Files. Hospira shall grant Company reference rights to all Drug Master Files ("DMFs") necessary to support Company's applications for marketing authorizations of Product. To effect this, Hospira shall execute certain documentation ("Letters of Authorization") which shall be delivered to the appropriate Regulatory Authorities permitting such Regulatory Authorities to consult Hospira's DMFs in their review of Company's Product marketing applications. Hospira shall send copies of such Authorization Letters to Company. Hospira shall update its DMFs annually and shall inform Company prior to any modifications thereto in order to permit Company to amend or supplement any affected regulatory applications and filings for Product.

4.4 User Fees. Company shall pay any FDA (or foreign equivalent) user fees which may become payable for Product.

Article 5.   MANUFACTURE AND SUPPLY OF PRODUCT

5.1   Purchase and Sale of Product. Pursuant to the terms and conditions of this Agreement and for the duration of this Agreement, Hospira shall manufacture, sell and deliver Product to Company, and Company shall purchase and take delivery of certain requirements of

Product for the Territory from Hospira as outlined further below. Hospira shall manufacture, sell and deliver Product to Company in accordance with this Agreement. The parties may alter from time to time the Product Specifications by written agreement without amending this Agreement.

5.2   Government Approvals. Notwithstanding any other provision of this Agreement, Hospira shall have no obligation to manufacture, sell or deliver Product to Company and Company shall have no obligation to purchase and take delivery of Product for clinical use or commercial sale in a specific country until Company has obtained all necessary Regulatory Authorities' approvals required to use or sell Product in such country. However, Hospira agrees to manufacture, sell and deliver those quantities of Product set forth in firm purchase orders from Company that Company deems necessary to build Company's inventory in anticipation of clinical use or commercial launch of the Product, and Company shall be required to pay for such Products irrespective of whether the Product ultimately receives all necessary Regulatory Authorities' approvals.

5.3   Active Pharmaceutical Ingredient

  Supply. Hospira shall manufacture Product for Company from API that Company shall supply to Hospira at no cost. Company shall supply API to Hospira in quantities sufficient to satisfy Hospira's gross manufacturing requirements of Product. Hospira's use of API received from Company shall be limited to development contemplated by this Agreement and the manufacture of Product for Company. Company shall deliver API [*], at the [*] Site, pursuant to no-cost purchase orders that Hospira issues to Company. [*] Hospira shall (i) perform an identification test on the API and confirm the shipment quantity, and (ii) notify Company of any inaccuracies with respect to quantity or of any claim that any portion of the shipment fails the identification test. In the event Hospira notifies Company of any deficiency in the quantity of API received, Company shall have the right to confirm such findings at Hospira's manufacturing location at Company's cost. If it confirms the deficiency, Company shall promptly ship to Hospira, at Company's own expense, the quantity of API necessary to complete the API shipment. In the event Hospira notifies Company that the API shipment does not conform to the Active Pharmaceutical Ingredient Specifications, Company shall have the right to confirm such findings at Hospira's manufacturing location. If Company determines that such shipment of API conformed to the Active Pharmaceutical Ingredient Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the Active Pharmaceutical Ingredient Specifications, Hospira shall bear all expenses of shipping and testing such shipment samples. If Company or such independent laboratory confirms that such shipment did not meet the Active Pharmaceutical Ingredient Specifications, Company shall replace, at no cost to Hospira, the portion of the API shipment which does not conform to the Active Pharmaceutical Ingredient Specifications and bear all expenses of shipping and testing the shipment samples.

  Title. Company shall retain title to the API while it is in the Hospira facility. Subject to the limitation in Section 5.3(c), Hospira shall assume responsibility and risk for the safekeeping, storage and handling for all shipments of API delivered hereunder and accepted by Hospira.

  Replacement. In the event of any loss or damage of any API delivered hereunder or the failure of Product to meet Product Specifications, Company shall supply to Hospira replacement API at no cost (except as set forth in this Section 5.3(c)) and according to the terms set forth in Section 5.3(a). If any loss, damage or replacement of such API results from any grossly negligent act or omission by Hospira in the manufacture, handling or storage of the API or the Product, Hospira shall reimburse Company for its replacement cost of such API in an amount equal to [*]; provided that, Hospira's aggregate liability for the replacement cost of API shall not exceed [*]. Except as set forth in Section 5.9, this Section sets forth Company's sole remedy, and Hospira's sole liability, for any loss or damage of API.

5.4   Dedicated Equipment Costs. If non-standard, specialized equipment is required to manufacture Product for Company, Hospira shall pay the reasonable cost of such equipment, subject to Company's prior approval of such costs, which approval shall not be unreasonably withheld. Hospira shall promptly advise Company of non-standard, specialized equipment required and the estimated costs associated with the purchase, installation and validation of such equipment. In the event that Company approves such costs, Hospira shall install and validate the equipment and bill Company for the reasonable associated costs. Company shall make payment to Hospira no later than thirty (30) days after Company receives an invoice from Hospira. Title to the equipment shall be in Company's name but shall be insured by Hospira in accordance with Section 12.9 and shall be under Hospira's care, custody and control while at [*]. If Hospira wishes to use the specialized equipment for manufacture of a product other than Product for Company, Hospira and Company shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to Company.

5.5   Product Labeling. Hospira shall label Product in accordance with label copy that Company provides. Such copy may be modified from time to time by agreement of the parties. Company shall reimburse Hospira for Hospira's actual costs of making any label copy changes and for the cost of any labeling that Hospira is unable to use due to such label copy changes.

5.6   Off-Site Waste. If necessary, Hospira shall hire, direct and pay all costs for a waste contractor to remove all Waste from Hospira's manufacturing facility for Product consistent with the Product's Material Safety Data Sheets ("MSDS"). The costs associated with the removal of Specially Regulated Waste shall be borne by Company. Hospira shall only dispose of Specially Regulated Waste at sites and through waste management vendors that have been approved in writing by Company, whose approval shall not be withheld unreasonably. Hospira shall document the destruction of any Specially Regulated Waste in writing and provide copies of such written documentation to an authorized representative of Company. Company maintains the right, but not the obligation, to witness the actual disposal of Specially Regulated Waste. Company shall, upon request by Hospira, provide the MSDS for the API and the MSDS for the Product to Hospira.

5.7   Delivery. Hospira shall deliver Product to Company, [*], for deliveries within the United States, and [*], for deliveries outside of the United States,

at the [*] Site or such other facility as may be agreed upon in writing by the parties. Title and risk of loss shall pass to Company at such point. Shipment shall be via a carrier designated by Company. For deliveries outside of the United States, Company shall be the exporter of record. Hospira shall make up to [*] shipments to Company of Product per commercial batch at no charge to Company other than shipping costs; provided that [*] shipments shall occur within [*] after the Product is available for delivery. Any additional shipments to Company of Product per commercial batch requested in writing by Company shall be at a fee of [*].

5.8   Price and Payment.

  Price. Hospira shall invoice Company for Product delivered by Hospira at the prices set forth on Exhibit 5.8. Prices are firm through [*]. Beginning [*], prices may be increased by Hospira in accordance with this Section 5.8. Price increases shall be effective for deliveries beginning [*]. Such increases shall not exceed [*]. The price shall be subject to the assumptions set forth in (i) through (ix) below. In the event any such assumption is or becomes invalid, Hospira shall notify Company of the impact of such change with respect to the Product price. The parties shall meet to discuss the impact of the change in such assumptions and negotiate in good faith on an appropriate change to the price. Hospira shall have no obligation to proceed with production of the Product until any appropriate changes to the price have been agreed to by the parties in writing.

    Company shall perform Product release testing with issuance of Certificate of Analysis.

    A Quality Agreement is executed within one hundred and twenty days after the Effective Date.

    [*].

    Product storage is [*].

    Hospira shall supply all manufacturing components. It is assumed that the prices of such components shall not exceed [*].

    In process and release testing meet USP [*] standards. Company shall perform all release testing except sterility, particulates and identification of incoming API.

    Product supplied for clinical purposes shall be unlabeled and bulk packed.

    Batch sizes shall be as follows:

Engineering Clinical Commercial Registration/Stability	[*] [*] [*] [*]

    Commercial packaging to be agreed by the parties, including any appropriate adjustment to Product price.

  Payment. Hospira shall invoice Company once the Product has been released by Quality in accordance with the terms of this Agreement for shipment to Company. Company shall make payment [*] from the date of receipt of Hospira's invoice.

  Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement, and all government license filing fees and Prescription Drug User (PDUFA) annual establishment fees with respect to all Product shall be paid [*].

  Process Rework. Process rework created as a result of Company's changes shall be billed [*].

  Sub-lots. Should Company request in writing that Hospira split a commercial lot of Product into several sub-lots during packaging, there will be a split fee of [*] for each sub-lot packaged.

  Storage Fee. A storage fee shall be due and payable to Hospira if Company stores Product at Hospira's plant after Product's final release. The fee shall be [*] for cold storage and [*] for room temperature storage. There shall be no storage fee for the first thirty days following release if the Company has requested Hospira make more than one shipment from such release and provided that all such shipments occur within such initial thirty day period.

  Batch Yield Program. Within ninety (90) days after the end of the first Contract Year, the parties shall meet and negotiate in good faith on a batch yield program.

5.9 Replacement of Nonconforming Product. Prior to delivery of each batch of Product, Hospira shall deliver to Company an agreed upon number of samples of Product ("Product Samples"), together with the relevant batch records, for testing purposes, at no charge to Company other than shipping costs. Company shall have a period of [*] from the date of its receipt of the Product Samples and batch records to inspect and reject such Product Samples for nonconformance with the Product Specifications. If Company rejects such Product Samples, it shall promptly so notify Hospira and provide to Hospira its test results. If Hospira tests the relevant batch and determines that it did conform to the Product Specifications, the parties shall submit Product Samples and samples of such batch to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the batch conformed to the Product Specifications, Company shall bear all expenses of shipping and testing such shipment Product Samples. If Hospira or such independent laboratory confirms that such batch did not meet the Product Specifications, Hospira shall replace, at no additional charge to Company, that portion of the batch which does not conform to the Product Specifications, and shall bear all expenses of shipping and testing the shipment Product Samples. Any nonconforming portion of any batch shall be disposed of as directed by Hospira, at Hospira's expense. With respect to any batch for which the Company does not reject the related Product Samples pursuant to this Section 5.9, the Product with respect to such batch shall be deemed accepted and all claims with respect to Product not conforming with Product Specifications shall be deemed waived by Company, except as to latent defects not reasonably discoverable render the Product not conforming to Product Specifications and such latent defects are solely caused by Hospira.

With respect to the failure of the Product to meet Product Specifications (solely where such failure is not as a result of a failure of the API to meet the Active Pharmaceutical Ingredient Specifications), Hospira may, at its option, in place of reimbursing the replacement cost of such API as set forth in Section 5.3 above, provide Company with replacement Product and waive the Product price with respect to (i) the initial non-conforming Product and (ii) the replacement Product.

Article 6.   ORDERS AND FORECASTS

6.1   [*] Product Supply Forecast. For capacity planning purposes, by [*], Company shall provide Hospira with a written forecast of Company's annual requirements of Product for [*]. Thereafter, by [*] of each calendar year Company shall update such rolling [*] forecast of its requirements of Product for the period commencing [*]. Upon receipt of each rolling [*] estimate, Hospira shall within ninety (90) days, provide Company a written acceptance of the estimate and accordingly plan to allocate its annual capacity to manufacture Product for Company, or a written rejection of the [*] forecast. Any such written acceptance shall constitute Hospira's Product supply commitment ("Product Supply Commitment") for each of the calendar years covered by the forecast. If Company issues and Hospira accepts, a subsequent [*] forecast covering one or more previously covered calendar years, such subsequent forecast shall constitute Hospira's Product Supply Commitment for such calendar year(s). In the event Hospira rejects [*] forecast, Hospira and Company shall meet as soon as possible to discuss in good faith the quantities of Product that Hospira could provide during each of the [*] covered by the forecast. Any such amount shall be agreed to in writing.

6.2   [*] Estimate. Company shall [*], provide Hospira with a written estimate of Company's quarterly requirements of Product to be supplied by Hospira [*]. Hospira acknowledges that such quantities are estimates only and are nonbinding.

6.3   First Order. Hospira and Company shall cooperate fully in estimating and scheduling production for the first commercial order of Product to be placed by Company with Hospira in anticipation of regulatory approval of Product.

6.4   First Firm Order. Company shall place its first firm order [*]. At the same time, Company shall provide to Hospira Company's estimate of its [*] requirements of Product to be supplied by Hospira for [*].

6.5   Rolling Forecast. Thereafter and post approval, Company shall provide [*] to Hospira a [*] forecast of requirements of Product to be supplied by Hospira. The first [*] of such forecast shall constitute a binding commitment upon Company to purchase such quantities and Company shall issue, concurrently with such forecast, a purchase order [*] of that forecast which was not included in the firm order period of the previous forecast. The remaining [*] of such forecast shall consist of Company's best estimate projection of its Product requirements.

6.6   Minimum Purchase Requirement. Company covenants to purchase from Hospira all or a portion of its total requirements of Drug for sale in the Territory in parenteral forms, as outlined below (the "Minimum Purchase Requirement"):

Contract Year	% of Requirements
[*]	[*]

6.7   Purchase Order Acceptance. Within [*] after receipt of Company's firm purchase orders for Product issued in accordance with Section 6.5, Hospira shall confirm to Company its acceptance of the purchase order, delivery date and quantity of Product ordered by Company.

6.8   Best Efforts to Supply. Should Company order additional quantities of Product in excess of [*] over the previously forecasted amount, Hospira shall not be obligated to supply said additional quantities; provided, however, that Hospira shall, until Company's orders in the aggregate reach the applicable annual Product Supply Commitment, use reasonable commercial efforts to produce and deliver to Company said additional quantities within [*] of issuance of the purchase order for such additional quantities.

6.9   Firm Commercial Order Changes or Cancellations. If, due to significant unforeseen circumstances, Company requests changes to firm purchase orders of Product within [*] firm purchase order timeframe, Hospira shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. If Hospira can accommodate such change, Hospira shall advise Company of the costs associated with making any such change and Company shall be deemed to have accepted the obligation to pay Hospira for such costs if Company indicates in writing to Hospira that Hospira should proceed to make the change. Hospira shall charge Company the greater of [*] or the amount previously agreed upon in writing by Company for making any such change. If Hospira cannot accommodate such change, Company shall be bound by the original firm purchase order. If Company cancels a firm purchase order, Hospira shall be relieved of its obligation relating to such order but Company will not be relieved of its obligation of payment unless Hospira agrees to such cancellation in writing. If Company does not supply sufficient API to manufacture such order or acts in any other manner to effectively interfere with Hospira's ability to perform, which shall be deemed to be a breach of this Agreement, Company shall remain liable for the full amount of the firm purchase order [*].

6.10   Purchase Order and Invoice Terms. Each purchase order, any acknowledgment thereof, and each invoice relating thereto, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such purchase order, acknowledgment or invoice shall be applicable except those specifying Product and quantity ordered, delivery dates, special shipping instructions and invoice information.

Article 7.   QUALITY

7.1   Quality Control. Hospira shall apply its quality control procedures and in-plant quality control checks on the manufacture of Product for Company in the same manner as Hospira applies such procedures and checks to products of similar nature manufactured for sale by Hospira. In addition, Hospira will test and release Product in accordance with the test methods described in Exhibit 7.1 to ensure that Product conforms to the Product Specifications. The parties may change the test methods from time to time by mutual agreement. Changes to test methods must be made in accordance with Hospira's quality systems and all applicable regulatory requirements.

7.2   Quality Agreement. The parties shall enter into a quality agreement substantially in the form of the agreement attached hereto as Exhibit 7.2 within one-hundred and twenty (120) days following the Effective Date.

7.3 Audit Right. Company shall have the right, upon [*] prior written notice to Hospira, to conduct, at its sole expense and during normal business hours, quality assurance audits and inspections of Hospira's records and production facilities relating to the manufacturing, assembly and/or packaging of Product. Such audits shall be [*]. Any auditors that are not employees of Company shall be required to enter into confidentiality agreements with Hospira and Company containing terms of confidentiality at least as stringent as those set forth in Article 11 hereof. Visits by Company to Hospira production facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to Third Parties (including but not limited to the FDA) unless required by law or regulation and only upon prior written notice to Hospira. Hospira also agrees to allow the FDA and/or any other appropriate Regulatory Authority to conduct any audit which the FDA and/or such other appropriate Regulatory Authority requires and Hospira agrees to reasonably cooperate with the FDA and/or such other appropriate Regulatory Authority in connection with any such audit. If any inspections are requested or required by or for any Regulatory Authority other than Regulatory Authorities in the Territory, Hospira shall be entitled to an additional fee [*] per each such Regulatory Authority inspection. In addition to the annual audit set forth above, in the event of any significant quality or manufacturing issues specific to the Product (for example, a recall of the Product), Company may request to inspect Hospira's records and production facilities on an urgent basis upon notice to Hospira which may be provided by telephone, with follow-up email communication. Hospira shall use commercially reasonable efforts to accommodate such request within a reasonable time period after receipt of such notice. Hospira shall make such books and records available to Company for Company's review. Such audits shall be conducted in accordance with the criteria set forth above [*], provided that to the extent deficiencies are revealed in the course of any such audit, Company may notify Hospira and request approval for an additional reasonable period of time to complete such audit, such approval shall not to be unreasonably withheld.

7.4 Notification of Complaints. Company shall notify Hospira promptly of any Product complaints involving Hospira's manufacture or packaging in sufficient time to allow Hospira to evaluate the complaints and assist Company in responding to such complaints.

7.5 Product Recalls. In the event (a) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) Company or Hospira reasonably determines that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from the breach of Hospira's express warranties under Section 8.2(a) or (b) of this Agreement, Hospira shall be responsible for the expenses of the recall up to a maximum [*]. In the event that such recall does not result from the breach of Hospira's express warranties under Section 8.2(a) or (b), Company shall be responsible for the expenses of the recall. For purposes of this Agreement, the expenses of the recall shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Product, cost of the recalled Product, and any costs associated with the distribution of the replacement Product, but shall not include lost profits of either party. With respect to any recalled Product containing latent defects solely caused by Hospira, Section 5.9 shall apply.

Article 8.   WARRANTIES; COVENANTS AND INDEMNIFICATION

8.1   Company's Warranties.

  Company represents and warrants to Hospira that all API Company delivers to (including but not limited to API delivered on behalf of Company) Hospira pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, (the "Act") or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce.

  Company further warrants to Hospira that API supplied to Hospira hereunder shall, at the time of delivery, meet the Active Pharmaceutical Ingredient Specifications.

  Company further warrants that all specifications including Active Pharmaceutical Ingredient Specifications and Product Specifications Company provided to Hospira shall conform to the appropriate Investigational New Drug Application or New Drug Application Company files with the appropriate Regulatory Authorities.

  Company further represents and warrants to Hospira that Company's performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Company is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws.

  Company further represents and warrants that it will not sell Product into any jurisdiction unless and until it has received all applicable Regulatory Authority approval with respect to such jurisdiction.

8.2   Hospira's Warranties and Covenants.

  Hospira represents and warrants to Company that Product Hospira delivers to Company pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce.

  Hospira further represents and warrants to Company that Product Hospira delivers to Company pursuant to this Agreement shall, at the time of delivery, (i) be free from defects in material and workmanship, (ii) meet the Product Specifications, and (c) shall have been manufactured, sold and delivered in compliance with all applicable statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the FDA and other Regulatory Authorities with respect to the Territory (including, without limitation, compliance with cGMPs).

  Hospira further represents and warrants to Company that Hospira's performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Hospira is a party or by which it is bound and will not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws.

  The foregoing warranties shall not extend to any nonconformity or defect which relates to or is caused by API supplied by Company to Hospira.

  Company's sole and exclusive remedy in the event of any non-conforming or defective Product shall be limited to (i) reimbursement of API costs in accordance with Section 5.3(c); (ii) replacement or refund of the nonconforming or defective Product as set forth in Section 5.9; (iii) reimbursement of Product recall costs as set forth in Section 7.5; and (iv) indemnification by Hospira of third party claims relating to such nonconforming or defective Product as set forth in Section 8.3.

  HOSPIRA MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, (EXCEPT THE IMPLIED WARRANTY OF TITLE PROVIDED THAT HOSPIRA MAKES NO REPRESENTATION AS TO THE OWNERSHIP OF THE API USED IN THE PRODUCT) INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY HOSPIRA.

8.3   Indemnification by Hospira. Hospira shall indemnify and hold harmless Company, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney's fees), losses or liabilities of any kind related to this Agreement and asserted by third parties to the extent such arise out of or are attributable to: (a) Hospira's breach of any representation or warranty set forth in Section 8.2; (b) any violation of any proprietary right of any Third Party relating to Hospira's manufacturing processes used in the manufacture of Product pursuant to this Agreement (excluding the Active Pharmaceutical Ingredient Specifications, Product Specifications, API, Drug or Product); or (c) any negligent or wrongful act or omission on the part of Hospira, its employees, agents or representatives and which relate to Hospira's performance hereunder.

8.4   Indemnification by Company. Company shall indemnify and hold harmless Hospira, its Affiliates, officers, directors and employees harmless from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney's fees), losses or liabilities of any kind related to this Agreement and asserted by third parties to the extent such arise out of or are attributable to (a) Company's breach of any representation or warranty set forth in Section 8.1; (b) any violation of any proprietary right of any Third Party relating to the Active Pharmaceutical Ingredient Specifications, Product Specifications, API, Drug or Product, other than Hospira's manufacturing processes used in the manufacture of Product pursuant to this Agreement; (c) the use of or lack of safety or efficacy of Drug or Product; and (d) any negligent or wrongful act or omission on the part of Company, its employees, agents or representatives and which relate to Company's performance hereunder.

8.5   Conditions of Indemnification. If either party seeks indemnification from the other hereunder, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the investigation and defense of all such claims or suits. The indemnifying party shall have the option to assume the other party's defense in any such claim or suit with counsel reasonably satisfactory to the other party. No settlement or compromise shall be binding on a party hereto without its prior written consent, such consent not to be unreasonably withheld.

8.6   No Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR

CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH OF THIS AGREEMENT EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 9.   INTELLECTUAL PROPERTY RIGHTS

9.1 Hospira's Proprietary Rights. Hospira has granted no license, express or implied, to Company to use Hospira proprietary technology, know-how or other proprietary rights (i) existing as of the Effective Date, or (ii) developed by or for Hospira on or after the Effective Date outside the scope of the Project.  Hospira shall be the sole owner of any proprietary technology, know-how or other proprietary rights developed by or for Hospira pursuant to the Project undertaken by Hospira, including the supply of Product hereunder ("Hospira Project Intellectual Property").  However, Hospira shall grant to Company, and does hereby grant to Company, an exclusive (even as to Hospira), royalty-free, paid up, worldwide, perpetual license in the Field under Hospira Project Intellectual Property such Project inventions to make, have made, use, offer for sale, sell and/or import products.  Hospira covenants that, other than for purposes of this Agreement, it will not use or license Hospira Project Intellectual Property to make, have made, use, offer for sale, sell or import any product in the Field.

9.2 Company's Proprietary Rights. Company has granted no license, express or implied, to Hospira to use Company's proprietary technology, know-how or other proprietary rights other than for the purposes of this Agreement.

Article 10.   TERM AND TERMINATION

10.1   Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire at the end of the seventh (7th) Contract Year after the first commercial sale of the Product to the Company (the "Initial Term"). Unless otherwise terminated in accordance with this Article 10, this Agreement shall be automatically extended after the end of the Initial Term. This Agreement may be terminated anytime after the end of the fifth Contract Year by either party providing the other with [*] prior written notice of termination. The parties shall meet at least [*] to agree the applicable Minimum Purchase Requirement to apply during [*]. If the parties do not agree upon the Minimum Purchase Requirement [*] prior to [*], then this Agreement shall terminate at the end of the 7th contract Year, and the automatic renewal provision set forth above shall not apply.

10.2   Termination of Product Development Project. Either party may terminate the Project upon [*] prior written notice to the other party if the terminating party determines in good faith that the development of the Product is not technically feasible using commercially reasonable efforts. If the Project is terminated, Hospira shall advise Company of Hospira's actual development costs on the Project incurred prior to such termination. Company shall pay Hospira for all reasonable and documented development costs incurred to the date the termination notice is received up to the amount of the Development Fee.

10.3 Failure to Obtain Regulatory Approval. Either party may terminate this Agreement by giving to the other party three months' prior written notice if the Product has not received regulatory approval by June 30, 2013.

10.4 General Termination Rights. Either party may terminate this Agreement as follows:

  Immediately by providing written notice upon the bankruptcy or the insolvency of the other party; or

  By giving to the other party sixty (60) days' prior written notice upon the material breach of any provision of this Agreement by the other party if the breach is not cured within sixty (60) days after delivery of such written notice to the party in default.

10.5 Hospira Termination.

In the event Company orders less [*] batches of Product in any Contract Year, then Hospira shall have the right to terminate this Agreement on [*] written notice to Company.

10.6 Company Termination. If Hospira (i) is required to reimburse Company in accordance with Section 5.3(c) for [*] in any [*] period; or (ii) is required to reimburse Company in accordance with Section 5.3(c) [*] at any time during the Initial Term of the Agreement, Company may terminate this Agreement by giving Hospira [*] written notice. Company must exercise such right of termination [*] after the occurrence of such event. If Company does not exercise such right of termination at such time, it shall waive such right unless and until such time as Hospira is required to reimburse Company in accordance with Section 5.3(c) for an additional minimum of [*].

10.7 Accrued Payment Obligations. Upon termination pursuant to this Article 10, Company shall reimburse Hospira for Hospira's cost of all supplies purchased and on hand or on order, if such supplies were ordered by Hospira based on firm purchase orders or reasonably based on Company's estimates of its requirements of Product, and such supplies cannot be reasonably used by Hospira for other purposes. Hospira shall invoice Company for all amounts due hereunder. Payment shall be made pursuant to Section 5.8.

10.8 Return of Inventory. In the event of any termination, Hospira shall return any remaining inventory of API and Product to Company at Company's expense, unless such termination shall have been as a result of a breach of this Agreement by Hospira, in which case such inventory shall be returned at Hospira's expense.

10.9 Survival. Expiration or early termination of this Agreement shall not relieve either party of any obligations that it may have incurred prior to expiration or early termination and all covenants and agreements contained in this Agreement, which by their terms or context are intended to survive, will continue in full force and effect for a period of three (3) years unless a different time period is indicated in this Agreement.

Article 11.   CONFIDENTIAL INFORMATION

11.1   Nondisclosure. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Hospira agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Company, and shall not use Confidential Information disclosed to it by Company, for any purpose other than to fulfill Hospira's obligations hereunder. Company agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Hospira, and shall not use Confidential Information disclosed to it by Hospira, for any purpose other than to fulfill Company's obligations hereunder.

11.2   Exceptions to Duty of Nondisclosure. Notwithstanding the above, nothing contained in this Agreement shall preclude Company or Hospira from utilizing Confidential Information as may be necessary in prosecuting patent rights or obtaining governmental marketing approvals, or shall preclude either party from manufacturing Product pursuant to the terms and conditions of this Agreement, or complying with other governmental laws and regulations or court orders (provided that the party disclosing such information has notified the other party, unless such notice is prohibited by law, of such law, regulation or court order, as applicable, requiring such disclosure so that the other party shall have the opportunity to apply for confidential treatment of such Confidential Information. The obligations of the parties relating to Confidential Information and Project Information shall expire ten (10) years after the termination of this Agreement.

11.3   Public Announcements. Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or document, except as may be required by law, regulation (including the regulations of any stock exchange on which such party is traded) or judicial order, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall first be provided in draft to the other party.

11.4   Injunctive Relief. The parties acknowledge that either party's breach of this Article 11 may cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

Article 12.   MISCELLANEOUS

12.1  Force Majeure and Failure of Suppliers.

  Excusable Delay. Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The affected party shall give prompt notice to the other party of such cause, and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause.

  Transfer of Production. If Hospira becomes subject to an event of force majeure which interferes with production of Product, the parties shall mutually agree on implementation of an agreed-upon action plan to transfer production of Product to another Hospira plant. The parties shall, after the execution of this Agreement and at the request of either party, meet to discuss and define such an action plan.

  Failure of Suppliers. The parties understand and agree that the Company has chosen the excipient and primary container packaging component suppliers listed in the Product Specifications. Under no circumstances shall Hospira have any liability to Company, nor shall Hospira be deemed to be in breach of this Agreement, if Hospira is unable to supply Product to Company due to a failure of such suppliers to provide such excipients and/or primary container packaging components to Hospira.

12.2   Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective parties:

If to Company: NPS Pharmaceuticals, Inc. 550 Hills Drive, 3rd Floor Bedminster, NJ 07921 Attention: General Counsel Facsimile: (908) 450-5344

If to Hospira:

Hospira, Inc.
275 North Field Drive
Lake Forest, Illinois 60045
Attention: Vice President and General Manager,
Contract Manufacturing Services
Facsimile:

With copy to:

Hospira, Inc.
Building H1; Department NLEG
275 N. Field Drive
Lake Forest, IL 60045
Attention: General Counsel
Fax: 224-212-2086

Notices shall be effective (i) upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, (ii) on the third business day following the date of registered or certified mailing, or (iii) on the first business day following the date of or delivery to an overnight courier. A party may change its address listed above by written notice to the other party.

12.3   Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.

12.4   Alternative Dispute Resolution. The parties recognize that bona fide disputes may arise which relate to the parties' rights and obligations under this Agreement. The parties agree that except as provided in Section 11.4, any such dispute shall be resolved by alternative dispute resolution in accordance with the procedure set forth in Exhibit 12.4.

12.5   Assignment. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however: (a) either party may assign this Agreement to one of its wholly-owned subsidiaries or its parent corporation without such consent; and (b) either party, without such consent, may assign this Agreement in connection with the transfer, sale or divestiture of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder. Any assignment or attempted assignment in breach of this provision shall be null and void.

12.6   Entire Agreement. This Agreement, together with the Exhibits referenced and incorporated herein, and the Letter Agreement [*], constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

12.7   Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

12.8   Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

12.9   Insurance. Each party will procure and maintain, at its own expense, for the duration of the Agreement, and for [*] thereafter if written on a claims made or occurrence reported form, the types of insurance specified below with carriers rated [*]:

  Workers' Compensation accordance with applicable statutory requirements and shall provide a waiver of subrogation in favor of the other party hereto;

  Employer's Liability with a limit of liability in an amount of not less than [*];

  Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than [*] per occurrence and [*] in the aggregate;

  Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount not less than [*] each occurrence;

  Excess Liability including products liability with a combined single limit in an amount of not less than [*] per occurrence and in the aggregate;

  Professional Liability with a limit of liability in an amount of not less than [*] per claim and in the aggregate and shall remain in effect for [*] after the expiration of said Agreement;

  Commercial Crime or Fidelity Bond in an amount of not less than [*] per occurrence and in the aggregate including an endorsement for third party liability without the requirement of a conviction.

  Marine Insurance covering all shipments from warehouse to warehouse as described on the bill of lading at a full replacement cost.

Each party shall include the other and its Affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability, Commercial Automobile Liability and Excess Liability but only as their interest may appear by written contract. Prior to commencement of services, and annually thereafter, each party shall furnish to the other certificates of insurance evidencing the insurance coverages stated above and shall require at least thirty (30) days written notice to the other prior to any cancellation, non-renewal or material change in said coverage. In the case of cancellation, non-renewal or material change in said coverage, the relevant party shall promptly provide to the other a new certificate of insurance evidencing that the coverage meets the requirements in this Section. Company agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Hospira. Each party may, at its option, satisfy, in whole or in part, its obligation under this Section through its self-insurance program.

12.10 Exhibits. All Exhibits referred to herein are hereby incorporated by reference.

12.11 Debarment Warranty. Hospira and Company represent and warrant that neither party uses nor will use in the future use in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.

IN WITNESS WHEREOF, the parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

HOSPIRA WORLDWIDE, INC.	NPS PHARMACEUTICALS, INC.
By: /s/ Anthony N. Cacich	By: /s/ Francois Nader
Name: Anthony N. Cacich	Name: Francois Nader
Title: Vice President and General Manager, Contract Manufacturing Services	Title: President & CEO

Exhibit 1.2

Active Pharmaceutical Ingredient Specifications

[*]

Exhibit 1.9

Product Specifications

[*]

Exhibit 2.1

Project Development Activities and Payment Schedule

[*]

Exhibit 5.8

Product Prices

[*]

Exhibit 7.1

Product Test Methods

[*]

Exhibit 7.2

Form of Quality Agreement

[*]

Exhibit 12.4

Alternative Dispute Resolution

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within [*] days of the notice of dispute, or if the parties fail to meet within such [*], either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within [*] after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within [*] following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request [*], to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of [*] after receipt of the request, along with Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to [*] within [*] following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to [*] along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, [*] immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, [*] may designate either candidate. If the parties collectively have identified [*] candidates deemed to have conflicts, [*] shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of [*] candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

3. [*], the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

4. [*]

5. [*]

6. Within [*] following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not [*]. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within [*] following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

12. The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

13. The hearings shall be conducted in the English language.